Exhibit 99.1

Media Contact	May 26, 2017
Casey Lassiter, 205-410-2777
casey.lassiter@healthsouth.com

Investor Relations Contact
Crissy Carlisle, 205-970-5860
crissy.carlisle@healthsouth.com
HEALTHSOUTH ISSUES NOTICE OF INTENT TO REDEEM ITS 2.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2043
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) today announced it has given notice of its intent to redeem all remaining outstanding 2.00% Convertible Senior Subordinated Notes due 2043 (the “Notes”) amounting to an aggregate principal amount of approximately $320 million. The redemption date will be June 26, 2017. HealthSouth expects to fund the redemption using available cash and borrowings under its revolving credit facility.
The redemption price is equal to $1,000 per $1,000 principal amount of the Notes plus accrued and unpaid interest to, but excluding, the redemption date. Payment of the redemption price will be made upon surrender of the Notes at the address provided by the trustee of the Notes in the notice of redemption. A copy of the notice of redemption may be obtained from Wells Fargo Bank, National Association, as trustee, paying agent and conversion agent, by calling
+1(800)344-5128.
In lieu of receiving the redemption price, the holders of the Notes have the right until 5 p.m., Eastern time, on June 23, 2017 to convert their Notes into shares of common stock of HealthSouth at a conversion rate of 27.2221 shares per $1,000 principal amount of Notes, which rate will be increased by a make-whole premium. The make-whole premium will be based on HealthSouth stock prices preceding the conversion date and calculated in accordance with the terms of the indenture for the Notes. In the event any holder delivers a conversion notice as provided in the indenture, HealthSouth intends to satisfy its conversion obligation with respect to each $1,000 principal amount of Notes tendered by delivering shares of its common stock. Holders who wish to convert their Notes must deliver a conversion notice in the form found on the back of each Note before the deadline and comply with the other procedures in the indenture.

Additional detail regarding the Notes is provided in the following table (in millions):

Debt balance on balance sheet as of March 31, 2017	$278.2
Fully diluted shares as of March 31, 2017*	8.6
Cash interest expense (annualized)	$6.4
* For purposes of calculating diluted earnings per share attributable to HealthSouth common shareholders, convertible shares are included in the denominator (diluted weighted average common shares outstanding), while the Notes’ associated interest expense, net of tax, is excluded from the numerator (net income attributable to HealthSouth common shareholders).
The estimated accounting impact assuming holders elect to convert all of the outstanding Notes is provided in the following table (in millions):

Make-whole premium (shares)**	~0.2
Loss on early extinguishment of debt***	~$8.0
** Assuming stock price calculated per the indenture of $46.00
*** Assuming current market conditions
In light of the notice of redemption and assuming all of the holders elect to convert their Notes, the Company reiterates as of the date hereof its guidance previously reported in the Current Reports on Form 8-K, dated May 16, 2017 and April 27, 2017, and during the Company's earnings conference call held on April 28, 2017. Accordingly, the Company continues to expect the following full-year 2017 ranges:

•	Net operating revenues of $3,850 million to $3,950 million

•	Adjusted EBITDA of $800 million to $820 million

•	Adjusted earnings per share from continuing operations attributable to HealthSouth of $2.61 to $2.73
Contact information for the conversion agent is as follows:
Wells Fargo Bank, National Association
Corporate Trust Services
600 S. 4th Street, 6th Floor | N9300-060
Minneapolis, MN 55415
Tel. +1(800)344-5128
Fax +1(612)667-9825
Email cmesconversions@wellsfargo.com
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction. The convertible notes and the common stock issuable upon the conversion of the Notes have not been and will not be registered under the Securities Act of

1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About HealthSouth
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 36 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.
Note Regarding Presentation of Non-GAAP Financial Measures
The financial guidance contained in this press release includes non-GAAP financial measures, adjusted earnings per share and Adjusted EBITDA.
Excluding net operating revenues, HealthSouth does not provide guidance on a GAAP basis because it is unable to predict, with reasonable certainty, the future impact of items that are deemed to be non-indicative of its ongoing operations. Such items include government, class action, and related settlements, professional fees-accounting, tax, and legal, mark-to-market adjustments for stock appreciation rights, gains or losses related to hedging instruments, loss on early extinguishment of debt, adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims), items related to corporate and facility restructurings, and certain other items the Company believes to be non-indicative of its ongoing operations. These items are uncertain and will depend on several factors, including industry and market conditions, and could be material to the Company's results computed in accordance with GAAP.
However, the following reasonably estimable GAAP measures for 2017 would be included in the reconciliation for Adjusted EBITDA:

•	Provision for doubtful accounts - estimate of 1.8% to 2.0% of net operating revenues

•	Interest expense and amortization of debt discounts and fees - estimate of $165 million to $175 million

•	Amortization of debt-related items - approximately $15 million
Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as the redemption or the conversion of the convertible notes, the expected settlement consideration upon conversion, the financial, tax or accounting impacts of the redemption or any conversions, and financial guidance, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to,

HealthSouth’s ability to comply with extensive, complex, and ever-changing regulations in the healthcare industry; the price of HealthSouth’s common stock as it affects the tax and accounting impacts resulting from conversions of the Notes; the price of HealthSouth’s common stock as it affects the Company’s willingness and ability to settle conversions in shares of common stock or the holders’ decisions to elect conversion; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending DOJ and HHS-OIG investigations and any matters related to yet undiscovered issues, if any, at acquired companies; HealthSouth's ability to attract and retain key management personnel, including as a part of executive management succession planning; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including unauthorized access to or theft of patient, business associate, or other sensitive information; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; the ability to successfully integrate acquired operations, including realization of anticipated tax benefits, revenues, and cost savings, minimizing the negative impact on margins arising from the changes in staffing and other operating practices, and avoidance of unforeseen exposure to liabilities; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to control costs, particularly labor and employee benefit costs, including group medical expenses; adverse effects resulting from coverage determinations made by Medicare Administrative Contractors regarding its Medicare reimbursement claims and lengthening delays in HealthSouth's ability to recover improperly denied claims through the administrative appeals process on a timely basis; HealthSouth's ability to adapt to changes in the healthcare delivery system, including involvement in coordinated care initiatives or programs that may arise with its referral sources; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets, including any crisis resulting from uncertainty in the sovereign debt market; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth's ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarter ended March 31, 2017.